BioGold Fuels Enters into License Agreement with Energy Dynamics Corporation for Gasification Technologies

LOS ANGELES, CA—April 28, 2008—BioGold Fuels Corporation (OTCBB: BIFC) announces the entry into a licensing and strategic partnership agreement with Energy Dynamics Corporation International (EDC). This partnership will provide BioGold with thermal distillation and gasification technologies that will aid in the conversion of biomass feedstocks to energy sources such as diesel fuel and synthetic gas. In addition to this, the partnership affords BioGold access to any improvements made by EDC to the technology. This agreement will also initiate exclusive exchanges of products between BioGold and EDC.

“We are very excited to procure this license agreement since EDC’s technology is highly coveted,” said BioGold’s CEO, Steve Racoosin. “Not only is the gasification technology very valuable, but it fits perfectly into our business model for our bio-refineries. After the technology is implemented into the BioGold process, multiple revenue streams and enhanced growth will increasingly become easier to achieve.”

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About Energy Dynamics Corporation International

Energy Dynamics Corporation is a waste to energy company with technologies that facilitate the efficient, pollution-free conversion of all types of waste streams (such as medical waste, municipal solid waste and sludge, other "bio-masses" including both plant and animal waste products, and all forms of manure, wood and other cellulose-based materials, as well as scrap tires and coal) into usable energy sources, either in the form of electricity, or as synthetic, carbon-based fuels such as diesel, petrol and jet fuels, with the primary by-product being pure, potable water. For more information about Energy Dynamics, please visit www.energydynamicscorp.com.

About BioGold Fuels™ Corporation

BioGold Fuels™ Corporation is seeking to develop, acquire, license and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into electricity, synthetic diesel fuel and other renewable fuels to address the multi-billion dollar renewable fuels market in the United States and the world. A major component of MSW is paper-based material, hydrocarbon-based material, and other high-energy value feedstocks. BioGold’s multi-fuel processing facilities will take all forms of waste into one facility, while providing a green source of renewable fuels.

Safe Harbor Statement

The contents of this press release are presented as a general overview of BioGold Fuels. This release is intended only to contain general information regarding BioGold Fuels and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in BioGold Fuels. In addition, certain matters discussed in this release may constitute 'forward-looking statements.' Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond BioGold Fuels' ability to control or predict, including, but not limited to, risks and uncertainties outlined in BioGold Fuels' periodic reports filed with the Securities and Exchange Commission.

SOURCE: BioGold Fuels™ Corporation

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